Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 27, 2006	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS IMPROVED RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2006

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended June 30, 2006.

Net earnings improved 6.7% to $6,022,000 compared with $5,644,000 for the second quarter of 2005.

Net earnings per diluted share were $.18 compared with $.16 per diluted share in 2005, a 12.5% improvement as a result of the aforementioned increase in net earnings and the impact of the shares repurchased through a self-tender completed during the first quarter of 2006.

The Company’s revenues increased to $56,831,000 compared with $54,674,000 for the second quarter of 2005.  Gaming revenues, which include video lottery win and harness racing commissions, increased 3.5% or $1,791,000, primarily from increased video lottery win compared with the second quarter of 2005.

Other operating revenues less other operating expenses improved $166,000 even with the loss of approximately $150,000 in profit from rental income from a property sold by the Company in December 2005.

General and administrative expenses increased $454,000.  The largest components of the increase were increased stock compensation expenses of $161,000, as well as increased pension and legal fees.  Interest expense increased $310,000 primarily from the additional borrowings related to the self-tender of approximately 10% of the Company’s outstanding shares in January of 2006.

Occupancy levels in the Dover Downs Hotel and Conference Center remained strong, averaging approximately 98% for the second quarter.  Construction has begun on the previously announced expansion to the Dover Downs Hotel.  The expansion will more than double the number of hotel rooms to 500 including eleven spa suites and add a luxurious 8,000 square foot spa to the Dover Downs Hotel.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We are pleased with the results for the second quarter.  Even with the Easter holiday falling in the second quarter, we were able to grow our slot win more than 3%.  The operating efficiencies we have been able to realize helped us grow our pretax earnings by 7.5%, and with the most recent repurchase of our shares, grow our earnings on a per share basis even faster.”

The Company announced yesterday that it has increased its quarterly dividend by 12.5% to $.045 per share. The dividend is payable on September 10, 2006 to shareholders of record at the close of business on August 10, 2006.

To capitalize on recently enacted legislation allowing for the addition of up to 1,500 slot machines, the Company opened the Trackview Slots area on June 30, 2006.  This renovated portion of the enclosed harness racing grandstands currently includes 200 new games, and offers a view of Dover International Speedway.

The Company has recently engaged architects and engineers to develop a master plan for the Company’s property.  The master plan will consider potential casino expansions, as well as, restaurant and retail offerings to add to the destination quality of the property.

On June 15, 2006, the Company completed a three-for-two split of both classes of its outstanding common stock.  All share and per share amounts have been restated to reflect the stock split.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 95,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel — featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Gaming(1)	$52,634	$50,843	$108,121	$99,888
Other operating(2)	4,197	3,831	7,982	6,877
	56,831	54,674	116,103	106,765
Expenses:
Gaming	38,776	38,283	80,184	75,584
Other operating	3,746	3,546	7,091	6,541
General and administrative	1,548	1,094	3,187	2,348
Depreciation	1,739	1,752	3,476	3,469
	45,809	44,675	93,938	87,942

Operating earnings	11,022	9,999	22,165	18,823

Interest expense	797	487	1,441	914

Earnings before income taxes	10,225	9,512	20,724	17,909

Income taxes	4,203	3,868	8,517	7,286

Net earnings	$6,022	$5,644	$12,207	$10,623

Net earnings per common share(3):
- Basic	$0.19	$0.16	$0.38	$0.30
- Diluted	$0.18	$0.16	$0.37	$0.30

Weighted average shares outstanding(3):
- Basic	32,141	35,681	32,540	35,681
- Diluted	32,846	35,886	33,134	35,904

(1)             Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)             Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

(3)             All per share and share amounts reflect a three-for-two stock split, which was effective June 15, 2006.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEET
In Thousands
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash	$20,123	$19,986
Accounts receivable	1,165	3,805
Due from State of Delaware	4,703	9,100
Inventories	1,945	1,955
Prepaid expenses and other	2,471	2,000
Prepaid income taxes	214	—
Receivable from Dover Motorsports, Inc.	1	15
Deferred income taxes	1,960	2,067
Total current assets	32,582	38,928

Property and equipment, net	118,402	114,533
Total assets	$150,984	$153,461

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,929	$4,814
Purses due horsemen	4,394	8,332
Accrued liabilities	8,544	12,748
Income taxes payable	—	3,706
Deferred revenue	147	112
Total current liabilities	20,014	29,712

Notes payable to banks	56,100	24,075
Deferred income taxes	6,226	6,404

Stockholders’ equity:
Common stock	1,490	1,064
Class A common stock	1,751	1,326
Additional paid-in capital	328	36,461
Retained earnings	65,075	55,459
Deferred compensation	—	(1,040)
Total stockholders’ equity	68,644	93,270
Total liabilities and stockholders’ equity	$150,984	$153,461

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands
(Unaudited)

	Six Months Ended June 30,
	2006	2005

Operating activities:
Net earnings	$12,207	$10,623
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,476	3,469
Amortization of credit facility origination fees	22	22
Stock-based compensation	401	104
Deferred income taxes	(71)	(267)
Changes in assets and liabilities:
Accounts receivable	2,640	1,717
Due from State of Delaware	4,397	4,561
Inventories	10	264
Prepaid expenses and other	(493)	(491)
Prepaid income taxes/income taxes payable	(3,920)	(620)
Receivable from Dover Motorsports, Inc.	14	16
Accounts payable	625	(2,969)
Purses due horsemen	(3,938)	(4,313)
Accrued liabilities	(4,204)	(2,762)
Deferred revenue	35	(14)
Net cash provided by operating activities	11,201	9,340

Investing activities:
Capital expenditures	(5,855)	(2,515)
Net cash used in investing activities	(5,855)	(2,515)

Financing activities:
Borrowings from notes payable to banks	147,325	97,234
Repayments of notes payable to banks	(115,300)	(101,534)
Dividends paid	(2,591)	(2,869)
Repurchase of common stock	(35,042)	—
Proceeds from stock options exercised	349	—
Excess tax benefit on nonvested stock	50	—
Other	—	(21)
Net cash used in financing activities	(5,209)	(7,190)

Net increase (decrease) in cash	137	(365)
Cash, beginning of period	19,986	17,688
Cash, end of period	$20,123	$17,323